Exhibit J
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement of Rydex Dynamic Funds (Form N-1A) (Post-Effective Amendment No. 21 to File No. 333-84797; Amendment No. 21 to File No. 811-09525) of our report dated February 28, 2011 on the financial statements and financial highlights of the Rydex Dynamic Funds included in the 2010 Annual Report to shareholders.
/s/ Ernst & Young LLP
McLean, Virginia
April 26, 2011